===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                       ANWORTH MORTGAGE ASSET CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                 [LOGO OF ANWORTH MORTGAGE ASSET CORPORATION]

                      Anworth Mortgage Asset Corporation
                         1299 Ocean Avenue, Suite 200
                        Santa Monica, California 90401

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 21, 2000

  The Annual Meeting of Stockholders of Anworth Mortgage Asset Corporation (the "Company") will be held at the principal offices of the Company, 1299 Ocean Avenue, Suite 200, Santa Monica, California 90401, on Wednesday, June 21, 2000 at 10:00 a.m., Pacific Time, for the following purposes:

  1. To elect a Board of three (3) directors to hold office until the 2001 Annual Meeting;

  2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the year ending December 31, 2000; and

  3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on May 1, 2000 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date") or at any adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available at the meeting and for a period of ten days prior to the meeting at the Company's address above.

  If you will not be able to attend the Annual Meeting to vote in person, please complete, sign and date the accompanying proxy and return it promptly in the enclosed envelope. The giving of the proxy will not affect your right to revoke the proxy or to vote in person if you attend the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ Pamela J. Watson

                                          Pamela J. Watson
                                          Secretary

Dated: May 1, 2000

                 [LOGO OF ANWORTH MORTGAGE ASSET CORPORATION]

                      Anworth Mortgage Asset Corporation
                         1299 Ocean Avenue, Suite 200
                        Santa Monica, California 90401

                               ----------------

                                PROXY STATEMENT

                               ----------------

                      FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 21, 2000

  The accompanying proxy is solicited by the Board of Directors of Anworth Mortgage Asset Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on June 21, 2000 or at any adjournment thereof (the "Annual Meeting"). The proxy will be voted as directed if properly signed, received by the Secretary of the Company prior to the close of voting at the Annual Meeting and not revoked. If no direction is given in the proxy, it will be voted for the election of the directors nominated by the Board of Directors and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending December 31, 2000. Any proxy given may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing of such revocation, by giving another proxy bearing a later date, or by attending and voting in person at the Annual Meeting.

  Holders of record of the Company's Common Stock, $.01 par value ("Common Stock"), at the close of business on the Record Date are entitled to vote at the Annual Meeting. As of April 24, 2000 there were 2,326,823 shares of Common Stock outstanding. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the Annual Meeting. Stockholders are entitled to cast one vote per share on each matter presented for consideration and action at the Annual Meeting.

  Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting who will determine whether or not a quorum is present. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, then those shares will not be considered as present and entitled to vote with respect to that matter.

  The affirmative vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of a director. For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum. The affirmative vote of a majority of all votes cast at a meeting at which a quorum is present is necessary for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants. For purposes of the vote on this matter, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum. Approval of all other proposals to be brought before the Annual Meeting will require the affirmative vote of at least a majority in voting interest of the stockholders present in person or by proxy at the Annual Meeting and entitled to vote thereon.

  This Proxy Statement, together with the accompanying proxy, is first being mailed to stockholders on or about May 1, 2000.

                             ELECTION OF DIRECTORS

  The Board of Directors of the Company consists of three (3) members. Directors are elected annually to serve until the next annual meeting and until their successors are elected and qualified. The Board of Directors proposes election of the persons listed below, all of whom are currently directors. In the event that any of the nominees is unable or unwilling to serve as director for any reason, the proxy will be voted for the election of any substitute nominee designated by the Board of Directors.

 Name, Age and Year First       Principal Occupation, Business Experience
    Became a Director                    and Other Directorships
 ------------------------       -----------------------------------------
 Lloyd McAdams (54) ..... Mr. McAdams has been the Chairman of the Board,
  1997                    President and Chief Executive Officer of the Company
                          and of Anworth Mortgage Advisory Corporation (the
                          "Manager") since their formation. Mr. McAdams is also
                          the Chairman of the Board, Chief Investment Officer
                          and co-founder of Pacific Income Advisers, Inc.
                          ("PIA"), an investment advisory firm organized in
                          1986 that manages an investment portfolio for
                          institutional and individual clients. Mr. McAdams is
                          also the President of Syndicated Capital, Inc., a
                          registered broker-dealer. Mr. McAdams is an officer
                          and a trustee of the Monterey Mutual Funds. Before
                          joining PIA, Mr. McAdams held the position of
                          President of Security Pacific Investment Managers,
                          Inc. from 1981 to 1987, Senior Vice President of
                          Trust Company of the West from 1975 to 1981, and an
                          Investment Officer with the State of Tennessee from
                          1973 to 1975. In 1983 Mr. McAdams served as a Board
                          member of the California Public Employees Retirement
                          System ("CALPERS"). Mr. McAdams holds a Bachelor of
                          Science in Statistics from Stanford University, and a
                          Masters in Business Administration from the
                          University of Tennessee. Mr. McAdams is a Chartered
                          Financial Analyst, Chartered Investment Counselor and
                          a Certified Employee Benefit Specialist.

 Joe E. Davis (65)* ..... Mr. Davis has been a director of the Company since
  1997                    its formation. Since 1982, Mr. Davis has been a
                          private investor. From 1974 to 1982, Mr. Davis served
                          as President and Chief Executive Officer of National
                          Health Enterprises, Inc. Mr. Davis also serves as a
                          director of BMC Industries, Inc., Wilshire
                          Technologies, Inc., Natural Alternatives, Inc. and
                          American Funds Insurance Series.

 Charles H. Black (73)*.. Mr. Black has been a director of the Company since
  1997 its formation. Since 1985, Mr. Black has been a private investor and financial consultant. From 1985 to 1987, he served as Vice Chairman and Director of Pertron Controls Corporation. From 1982 to 1985, Mr.
                          Black served as the Executive Vice President,
                          Director, Chief Financial Officer and Chairman of
                          Investment Committee for Kaiser Steel Corporation.
                          From 1980 to 1982, Mr. Black served as Executive Vice
                          President and Chief Financial Officer of Great
                          Western Financial Corporation. From 1957 to 1980, Mr.
                          Black served at Litton Industries where he ultimately held the position of Corporate Vice President and Treasurer. Mr. Black is a member of the Board of Governors of the Pacific Exchange, Inc. Mr. Black also serves as a director of Investment Company of America, Orincon Industries, Inc., and Wilshire
                          Technologies, Inc. and as an advisory director of Windsor Capital Group, Inc.

--------
*  Member of Audit Committee

Information Regarding Board of Directors

  Directors are elected annually to serve until the next Annual Meeting of stockholders and until their successors are elected and qualified.

  During 1999, the Company's Board of Directors had an Audit Committee, but not a Compensation Committee or a Nominating Committee. The Audit Committee is responsible for making recommendations concerning the engagement of independent certified public accountants, approving professional services provided by the independent public accountants and reviewing the adequacy of the Company's internal accounting controls. The Audit Committee is currently comprised of Messrs. Davis and Black.

  The Company does not have a Compensation Committee because the Company has no paid officers or employees. However, the Board of Directors of the Company, which consists of a majority of directors not affiliated with the Manager (the "Unaffiliated Directors"), administers the Company's 1997 Stock Option and Awards Plan (the "Stock Option and Awards Plan"). In addition, the Unaffiliated Directors review from time to time the Management Agreement dated March 17, 1998 between the Company and the Manager (the "Management Agreement") to determine whether the contracted fee schedule is reasonable in relation to the nature and quality of services performed by the Manager thereunder.

  During 1999, the Board of Directors held five (5) meetings and the Audit Committee held one (1) meeting. Each Director attended each of the meetings of the Board of Directors and each member of the Audit Committee attended the meeting held by the Audit Committee during 1999.

  Unaffiliated Directors receive a fee of $6,000 per year, payable semiannually, and $1,000 for each meeting of the Board of Directors attended. Directors are reimbursed reasonable expenses incurred in attending Board and committee meetings. Concurrently upon the initial public offering of the Company's Common Stock in March 1998, the Company granted each Unaffiliated Director options to purchase 6,000 shares of Common Stock under the Stock Option and Awards Plan at an exercise price of $9.00 per share. Such options vested 100% on September 17, 1998. In 1999, the Company granted each Unaffiliated Director options to purchase 1,250 shares of Common Stock under the Stock Option and Awards Plan at an exercise price of $4.60 per share. Such options vest 100% on April 16, 2002, the third anniversary of the date of grant.

  Directors are required to devote only so much of their time to the Company's affairs as is necessary or required for the effective conduct and operation of the Company's business. Because the Management Agreement provides that the Manager will assume principal responsibility for managing the affairs of the Company, the directors of the Company, in their capacities as such, are not expected to devote substantial portions of their time to the affairs of the Company. However, in their capacities as officers or employees of the Manager, or its affiliates, they will devote such portion of their time to the affairs of the Manager as is required for the performance of the duties of the Manager under the Management Agreement.

  No family relationships exist between any of the executive officers or directors of the Company, except that Lloyd McAdams and Ms. Baines are husband and wife, and Lloyd McAdams and Joseph E. McAdams are father and son.

                              EXECUTIVE OFFICERS

  All officers serve at the discretion of the Board of Directors. Although the Company may have salaried employees, it currently has no such employees. The persons below are the executive officers of the Company as follows:

   Name                   Age                        Position(s) Held
   ----                   ---                        ----------------
   Lloyd McAdams           54 Chairman of the Board, President and Chief Executive Officer
   Pamela J. Watson        45 Executive Vice President, Chief Financial Officer and Secretary
   Heather U. Baines       58 Executive Vice President
   Evangelos Karagiannis   38 Vice President
   Joseph E. McAdams       31 Vice President

  Biographical information regarding each executive officer who is not a director is set forth below:

  Pamela J. Watson has been an Executive Vice President and the Chief Financial Officer, Treasurer and Secretary of the Company since its formation and an Executive Vice President and the Chief Financial Officer and Secretary of the Manager since its formation. Ms. Watson joined PIA in 1996 and holds the position of Vice President. Prior to joining PIA, from 1990 to 1995, Ms. Watson was employed by Kleinwort Benson Cross Financing Inc. and Kleinwort Benson Capital Management Inc., an interest rate swap dealer and investment management firm owned by the British merchant bank Kleinwort Benson Group plc., where Ms. Watson served as Chief Financial Officer from 1991 to 1995. From 1989 to 1990, Ms. Watson was employed by Security Pacific State Trust Company as a Business Manager, and from 1986 to 1989, she held the position of Vice President of Capital Research and Management Company, the mutual fund arm of The Capital Group. Ms. Watson holds a Bachelor of Science degree from Lehigh University and a Masters in Business Administration from Claremont Graduate School.

  Heather U. Baines has been an Executive Vice President of the Company and the Manager since their formation. Since 1987, she has held the position of President and Chief Executive Officer of PIA. From 1978 to 1987, Ms. Baines was employed by Security Pacific Investment Managers, Inc., ultimately holding the position of Sr. Vice President and Director. Ms. Baines holds a bachelors degree from Antioch College.

  Evangelos Karagiannis has been a Vice President of the Company and of the Manager since their formation. Mr. Karagiannis joined PIA in 1992 and holds the position of Vice President. Mr. Karagiannis serves as Fixed Income Portfolio Manager with a specialty in mortgage-backed securities and is also responsible for PIA's quantitative research. Mr. Karagiannis has been the author, and co-author with Mr. McAdams, of articles on fixed income portfolio management and for PIA's internal research. Mr. Karagiannis filed a petition for bankruptcy under Chapter 7 of the Bankruptcy Code in 1996. Mr. Karagiannis holds a Doctor of Philosophy degree in physics from the University of California at Los Angeles ("UCLA") and, prior to joining PIA, was a postdoctoral fellow at UCLA, where he was a Fulbright Scholar. Mr. Karagiannis is also a Chartered Financial Analyst.

  Joseph E. McAdams has been a Vice President of the Company and of the Manager since June 19, 1998. Mr. McAdams joined PIA in 1998 and holds the position of Vice President. Mr. McAdams serves as Fixed Income Portfolio Manager with a specialty in mortgage-backed securities and is also responsible for PIA's fixed income trading. Prior to joining PIA, from 1993 to 1998, Mr. McAdams was employed by Donaldson, Lufkin & Jenrette Securities Corp. in New York as a mortgage-backed security trader and analyst. Mr. McAdams holds a Master of Arts degree in Economics from the University of Chicago and a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania. Mr. McAdams is also a Chartered Financial Analyst.

                  EXECUTIVE COMPENSATION AND RELATED MATTERS

  The Company has not paid, and does not intend to pay, any annual compensation to the Company's executive officers for their services as executive officers. The Company, from time to time, in the discretion of the Board of Directors, may grant options to purchase shares of Company Common Stock to the executive officers and directors pursuant to the Stock Option and Awards Plan.

Options Granted in 1999

  The following table sets forth information with respect to grants of options to purchase shares of the Company's Common Stock to the executive officers during 1999. The Company did not grant any stock appreciation rights in 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          Individual Grants
                         ---------------------------------------------------
                                                                                 Potential
                                                                                 Realized
                                                                             Value at Assumed
                                          Percent                             Annual Rates of
                           Number of      Of Total                              Stock Price
                          Securities      Options                            Appreciation for
                          Underlying     Granted to   Exercise or             Option Term(4)
                            Options     Employees in  Base Price  Expiration -----------------
Name                     Granted(#)(1) Fiscal Year(2)   ($/Sh)     Date(3)     5%($)   10%($)
----                     ------------- -------------- ----------- ---------- -------- --------
Lloyd McAdams (5).......    12,500           26%         $4.60     04/16/09    27,762   78,266
Pamela J. Watson (5)....    10,000           21%         $4.60     04/16/09    22,210   62,613
Heather U. Baines (5)...     5,000           11%         $4.60     04/16/09    11,105   31,306
Evangelos Karagiannis
 (5)....................    10,000           21%         $4.60     04/16/09    22,210   62,613
Joseph E. McAdams.......    10,000           21%         $4.60     04/16/09    22,210   62,613

--------
(1) Excludes shares issuable upon the exercise of options pursuant to accrued dividend rights ("DERs") granted in conjunction with such options, which shares are set forth below.
(2) Based upon 47,500 shares issuable upon exercise of options granted to officers in 1999 under the Stock Option and Awards Plan.
(3) Such stock options expire ten (10) years from the date of grant or earlier upon termination of employment.
(4) The dollar amounts set forth are the result of calculations of the 5% and 10% rates set forth in the Securities and Exchange Commission's rules regarding the disclosure of executive compensation, and therefore are not intended to forecast possible future appreciation of the Company's Common Stock.
(5) Such stock options vest 100% on April 16, 2002, the third anniversary of the date of grant and include grants of accrued DERs.

1999 Year-End Values

  The following table sets forth the number and dollar value of unexercised options held by the Company's executive officers at December 31, 1999.

                         FISCAL YEAR-END OPTION VALUES

                               Number of Securities      Value of Unexercised
                              Underlying Unexercised         In-the-Money
                             Options at FY-End (#)(1)    Options at FY-End ($)
                             ------------------------- -------------------------
Name                         Exercisable/Unexercisable Exercisable/Unexercisable
----                         ------------------------- -------------------------
Lloyd McAdams...............       13,320/39,180                  0/0
Pamela J. Watson............       10,656/31,344                  0/0
Heather U. Baines...........       10,656/26,344                  0/0
Evangelos Karagiannis.......       10,656/31,344                  0/0
Joseph E. McAdams...........            0/10,000                  0/0

--------
(1) Excludes shares issuable upon the exercise of options pursuant to accrued DERs granted in conjunction with such options, which shares are set forth below.

Shares Accrued Pursuant to DERs in 1999

  The following table sets forth the number of additional shares issuable upon the exercise of stock options as a result of dividends paid by the Company in 1999 and DERs granted to executive officers of the Company.

              SHARES ACCRUED PURSUANT TO DERs IN LAST FISCAL YEAR

                                           Shares Accrued       Shares Vested
     Name                                Pursuant to DERs(1) Pursuant to DERs(2)
     ----                                ------------------- -------------------
     Lloyd McAdams......................        5,355               2,765
     Pamela J. Watson...................        4,284               2,212
     Heather U. Baines..................        4,177               2,212
     Evangelos Karagiannis..............        4,284               2,212
     Joseph E. McAdams..................          214                   0
     Charles Black......................           27                   0
     Joe E. Davis.......................           27                   0

--------
(1) Based upon DERs issued in conjunction with stock option grants. The shares accrued pursuant to DERs represent shares issuable (assuming the underlying options have vested) proportionately upon the exercise of the related stock options at no additional consideration. The number of shares is derived from (a) the product of the dividend per share paid during 1999 multiplied by the number of shares subject to stock options granted to the respective executive officer divided by (b) the fair market value of the Company's Common Stock on the dividend payment date.
(2) The additional shares vest 33.3% per year in accordance with the vesting schedule for the related options that were granted in 1998 and 100% upon the third anniversary of the date of the grant of options granted in 1999. The DERs expire ten (10) years from the date of grant or earlier upon termination of employment in accordance with the expiration and termination of the related options.

1997 Stock Options and Awards Plan

  In December 1997, the Company adopted the Stock Option and Awards Plan which provides for the grants of (i) qualified incentive stock options ("ISOs") which meet the requirements of Section 422 of the Code; (ii) stock options not so qualified ("NQSOs"); (iii) deferred stock, in which delivery of Common Stock occurs upon expiration of a deferral period; (iv) restricted stock, in which Common Stock is granted to participants subject to restrictions on transferability and other restrictions, which lapse over time; (v) performance shares, consisting of a right to receive Common Stock subject to restrictions based upon the attainment of specified performance criteria; (vi) stock appreciation rights, whether in conjunction with the grant of stock options or independent of such grant, or stock appreciation rights that are only exercisable in the event of a change in control of the Company (as defined in the Stock Option and Awards Plan) or upon other events (collectively, items
(iii) through (vi) are referred to herein as "Awards"); and (vii) DERs, consisting of a right to receive cash or stock equal in value to dividends paid with respect to a specified number of shares of Common Stock, or other periodic payments. The amount of cash that may be paid under a grant of DERs is limited only by the number of DERs awarded and the amount of dividends paid by the Company to its stockholders.

  The purpose of the Stock Option and Awards Plan is to provide a means of compensation in order to attract and retain qualified personnel and to provide an incentive to others whose job performance affects the Company. The Stock Option and Awards Plan is administered by the Board of Directors or a Committee appointed by the Board of Directors (the "Administrator"). Under the terms of the Awards Plan, if the Administrator is a Committee, the Committee shall be composed entirely of two or more individuals who meet the qualifications to be a "Non-Employee Director" as defined in Rule 16b-3 as promulgated by the Commission under the Exchange Act. The Administrator is currently the Board of Directors, the majority of which are Unaffiliated Directors. ISOs may be granted to the officers and key employees of the Company, its subsidiaries or parent corporation. NQSOs and Awards may be granted to the directors, officers, key employees and agents and consultants of the Company, subsidiaries or parent corporation, if any, and to the directors, officers and key employees of the Manager.

  Grants made by the Administrator under the Stock Option and Awards Plan are discretionary, although the Administrator may consider such factors as a grantee's ability, ingenuity and industry. The Administrator has the authority under the Stock Option and Awards Plan, among other things, to: (i) select the employees of the Company, any subsidiary, a parent corporation or the Manager who shall be eligible under the Stock Option and Awards Plan; (ii) determine the form of options or Awards, or combinations thereof, and whether such options or Awards are to operate on a tandem basis or in conjunction with other options or Awards; (iii) determine the number of shares of Common Stock or rights covered by an option or award; and (iv) determine the terms and conditions of any options or Awards granted under the Stock Option and Awards Plan. There is no limit as to the amount of stock options that may be granted to any individual and stock options and Awards granted are in addition to the incentive compensation the Manager will earn under the Management Agreement.

  The Stock Option and Awards Plan provides for granting of DERs in tandem with all options granted under the Stock Option and Awards Plan, in the discretion of the Administrator. Such DERs accrue for the account of the optionee shares of Common Stock upon the payment of cash dividends on outstanding shares of Common Stock. The number of shares accrued is determined by a formula and such shares are transferred to the optionee only upon exercise of the related option. The Stock Option and Awards plan permits DERs to be granted under the Stock Option and Awards Plan with certain characteristics. First, DERs can be issued in "current-pay" form so that payment can be made to the optionee at the same time as dividends are paid to holders of outstanding Common Stock. Second, DERs can be made eligible to participate not only in cash distributions but also distributions of stock or other property made to holders of outstanding Common Stock. Shares of Common Stock accrued for the account of the optionee pursuant to a DER grant may also be made eligible to receive dividends and distributions. Finally, DERs can be made "performance based" by conditioning the right of the holder of the DER to receive any dividend equivalent payment or accrual upon the satisfaction of specified performance objective.

  Subject to anti-dilution provisions for stock splits, stock dividends and similar events, the Stock Option and Awards Plan currently authorizes the grant of options to purchase, and Awards of, an aggregate of 300,000 shares. There is no limit to the amount of Stock Options that may be granted to any individual. If an option granted under the Stock Options and Awards Plan expires or terminates, or an Award is forfeited, the shares subject to any unexercised portion of such option or Award will again become available for the issuance of further options or Awards under the Stock Option and Awards Plan.

  Unless previously terminated by the Board of Directors, the Stock Option and Awards Plan will terminate in December 2007, and no options or Awards may be granted under the Stock Option and Awards Plan thereafter.

  Options granted under the Stock Option and Awards Plan will become exercisable in accordance with the terms of the grant made by the Administrator. Awards will be subject to the terms and restrictions of the Award made by the Administrator. The Administrator has discretionary authority to select participants from among eligible persons and to determine at the time an option or Award is granted when and in what increments shares covered by the option may be purchased and, in the case of options, whether it is intended to be an ISO or a NQSO provided, however, that certain restrictions applicable to ISOs are mandatory, including a requirement that ISOs not be issued for less than 100% of the then fair market value of the Common Stock (110% in the case of a grantee who holds more than 10% of the outstanding Common Stock) and a maximum term of ten years (five years in the case of a grantee who holds more than 10% of the outstanding Common Stock).

  Under current law, ISOs may not be granted to any director of the Company who is not also an employee, or to directors, officers and other employees of entities unrelated to the Company. No options or Awards may be granted under the Stock Option and Awards Plan to any person who, assuming exercise of all options held by such person, would own or be deemed to own more than 9.8% of the outstanding shares of equity stock of the Company.

  Each option must terminate no more than 10 years from the date it is granted (or five years in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the combined voting power of the

Company's outstanding equity stock). Options may be granted on terms providing for exercise either in whole or in any part at any time or times during their respective terms, or only in specified percentages at stated time periods or intervals during the term of the option.

  The exercise price of any option granted under the Stock Option and Awards Plan is payable in full in cash, or its equivalent as determined by the Administrator. The Company may make loans available to option holders to exercise options evidenced by a promissory note executed by the optionholder and secured by a pledge of Common Stock with fair market value at least equal to the principal of the promissory note unless otherwise determined by the Administrator.

  The Board of Directors may from time to time revise or amend the Stock Option and Awards Plan, and may suspend or discontinue it at any time. However, no such revision or amendment may impair the rights of any participant under any outstanding Award without his consent or may, without stockholder approval, increase the number of shares subject to the Stock Option and Awards Plan or decrease the exercise price of a stock option to less than 100% of fair market value on the date of grant (with the exception of adjustments resulting from changes in capitalization), materially modify the class of participants eligible to receive options or Awards under the Stock Option and Awards Plan, materially increase the benefits accruing to participants under the Stock Option and Awards Plan or extend the maximum option term under the Stock Option and Awards Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

  Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors, officers and persons holding more than 10% of the Company's Common Stock are required to file forms reporting their beneficial ownership of the Company's Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission. Such persons are also required to furnish the Company copies of the forms so filed. Based solely upon a review of copies of such forms filed with the Company, the Company believes that during 1998, its officers and directors complied with the
Section 16(a) filing requirements, except with respect to initial Form 3s filed by Messrs. Lloyd McAdams, Karagiannis, Davis and Black and Ms. Baines and Ms. Watson, which in each case were filed approximately one month late. Based solely upon a review of copies of such forms filed with the Company, the Company believes that for transactions that occurred in 1999, its officers and directors complied with the Section 16(a) filing requirements, except with respect to Form 5s to be filed by Messrs. Lloyd McAdams, Karagiannis, Davis and Black and Ms. Baines and Ms. Watson, which in each case will be filed approximately two and a half months late, for issuance of stock options on April 16, 1999.

Compensation Committee Interlocks and Insider Participation

  The Company does not have a Compensation Committee, and because the Company has not paid annual compensation to its executive officers in 1999, no officer or employee of the Company participated in deliberations of the Company's Board of Directors concerning executive officer compensation. None of the executive officers of the Company has served on the Board of Directors or on the Compensation Committee of any other entity which had officers who served on the Company's Board of Directors.

                            TOTAL RETURN COMPARISON

  The following graph presents a total return comparison of the Company's Common Stock, since the commencement of the Company's operations on March 17, 1998 through December 31, 1999, with the Standard & Poor's 500 Index and the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") Mortgage REIT Index. The total return reflects stock price appreciation, if any, and the value of dividends for the Company's Common Stock and for each of the comparative indices. The graph assumes that $100 was invested on March 17, 1998 (the date of the Company's commencement of operations) in the Company's Common Stock and each of the indexes, and that all dividends were reinvested. The total return performance shown in this graph is not necessarily indicative of and is not intended to suggest future total return performance.

     Total Return Comparison Since the Company's Commencement of Operations
                           Through December 31, 1999

                        [PERFORMANCE CHART APPEARS HERE]

                         3/17/98 3/31/98 6/30/98 9/30/98 12/31/98 3/31/99 6/30/98 9/30/99 12/31/99
                         ------- ------- ------- ------- -------- ------- ------- ------- --------
Anworth Mortgage Asset
 Corp................... $100.00 $ 97.22 $ 91.67 $52.48  $ 47.35  $ 54.02 $ 60.95 $ 61.76 $ 58.53
--------------------------------------------------------------------------------------------------
S&P Composite-500
 Index.................. $100.00 $102.31 $105.69 $95.18  $115.48  $121.23 $129.77 $121.68 $140.20
--------------------------------------------------------------------------------------------------
NAREIT Mortgage REIT
 Index.................. $100.00 $100.32 $ 96.79 $84.20  $ 69.01  $ 64.55 $ 78.33 $ 53.34 $ 46.09
--------------------------------------------------------------------------------------------------

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  As of April 24, 2000, there were 2,326,822 shares of the Company's Common Stock outstanding. The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of April 24, 2000, by (i) each director of the Company, (ii) each of the executive officers of the Company, (iii) each person who is known to the Company to beneficially own more than 5% of the Company's Common Stock, and
(iv) all directors and executive officers of the Company as a group.

                                                Amount and Nature of Percent of
Beneficial Owner                                Beneficial Ownership   Class
----------------                                -------------------- ----------
Apex Mortgage Capital, Inc./The TCW Group(1)..        221,600            9.7%
Lloyd McAdams(2)..............................        206,958            8.5
Pamela J. Watson(3)...........................         26,606            1.1
Heather U. Baines(4)..........................         58,106            2.4
Evangelos Karagiannis(5)......................         26,606            1.1
Joe E. Davis(6)...............................          9,000            0.4
Charles H. Black(7)...........................         11,000            0.5
Joseph E. McAdams.............................          5,000            0.2
All Directors and Officers as a Group(7
 Persons)(8)..................................        343,276           14.1%

--------
(1) This information was obtained from a Schedule 13D filed with the Securities and Exchange Commission and reflects ownership as of March 22, 2000. According to the Schedule 13D, Apex Mortgage Capital, Inc. ("Apex") is managed by TCW Investment Management Company ("TIMCO"), which is a direct, wholly-owned subsidiary of TCW Group, Inc. Daniel K. Osbourne is the Executive Vice President, Chief Operating Officer and Chief Financial Officer of Apex and a Senior Vice President of TIMCO and has full management and investment authority with respect to the shares held by Apex. The address for Apex is 865 South Figueroa Street, Suite 1800, Los Angeles, California 90017.
(2) Includes 122,200 shares held by Lloyd McAdams and Ms. Baines as community property, 51,500 shares held by Lloyd McAdams and 33,258 shares subject to stock options exercisable within 60 days of April 24, 2000.
(3) Includes 26,606 shares subject to stock options exercisable within 60 days of April 24, 2000.
(4) Includes 31,500 shares held by Ms. Baines and 26,606 shares subject to stock options exercisable within 60 days of April 24, 2000.
(5) Includes 26,606 shares subject to stock options exercisable within 60 days of April 24, 2000.
(6) Includes 6,000 shares subject to stock options exercisable within 60 days of April 24, 2000.
(7) Includes 6,000 shares subject to stock options exercisable within 60 days of April 24, 2000.
(8) Anworth Mortgage Asset Corporation and each of such persons may be reached at 1299 Ocean Avenue, Suite 200, Santa Monica, California 90401, telephone (310) 394-0115.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

  The Company entered into the Management Agreement with the Manager effective March 17, 1998 for an initial term of five (5) years. The Management Agreement may be terminated by the Company without cause at any time upon sixty (60) days written notice by a majority vote of the Unaffiliated Directors or by a vote of the holders of a majority of the outstanding shares of capital stock having the right to vote. In addition, the Company has the right to terminate the Management Agreement for "cause" upon a material breach by the Manager of any provision contained in the Management Agreement or the bankruptcy or insolvency of the Manager. These events are not related to the Company's performance.

  The Manager receives a per annum base management fee based on the Average Net Invested Assets of the Company and its subsidiaries for such year, payable monthly in arrears, equal to 1% of the first $300 million of Average Net Invested Assets, plus 0.8% of the portion above $300 million. For services performed during 1999, such management fee paid by the Company to the Manager was $175,000. The term "Average Net Invested Assets" means for any period the difference between (i) the aggregate book value of the consolidated assets of the Company and its subsidiaries, before reserves for depreciation or bad debts or other similar non cash reserves and (ii) the book value of average debt associated with the Company's ownership of Mortgage Assets, computed by taking the average of such net values at the end of each month during such period.

  The Manager is entitled to receive as incentive compensation for each fiscal quarter, an amount equal to 20% of the Net Income of the Company, before Incentive Compensation, in excess of the amount that would produce an annualized Return on Equity equal to the Ten Year U.S. Treasury Rate (average of weekly average yield to maturity for U.S. Treasury securities (adjusted to a constant maturity of 10 years) as published weekly by the Federal Reserve Board during a quarter) plus 1%. The incentive compensation calculation and payment are made quarterly in arrears. The Manager received no incentive compensation in 1999. The term "Return on Equity" is calculated for any quarter by dividing the Company's Net Income for the quarter by its Average Net Worth for the quarter. For such calculations, the "Net Income" of the Company means the taxable income of the Company before the Manager's incentive compensation, net operating loss deductions arising from losses in prior periods and deductions permitted by the Code in calculating taxable income for a REIT plus the effects of adjustments, if any, necessary to record hedging and interest transactions in accordance with generally accepted accounting principles. A deduction for all of the Company's interest expenses for borrowed money is taken in calculating Net Income. "Average Net Worth" for any period means the arithmetic average of the sum of the gross proceeds from any offering of its equity securities by the Company, before deducting any underwriting discounts and commissions and other expenses and costs relating to the offering, plus the Company's retained earnings (without taking into account any losses incurred in prior periods) computed by taking the average of such values at the end of each month during such period. For purposes of calculating the incentive compensation payable, the definition, Return on Equity, is not related to the actual distributions received by stockholders. The incentive compensation payments to the Manager are made before any income distributions are made to stockholders.

  The Company's Board of Directors reviews and approves the calculation of the base and incentive compensation paid to the Manager quarterly, one quarter in arrears, during each quarterly scheduled Board of Directors meeting.

  The terms of the Management Agreement have not been negotiated on an arm's-length basis and may not be as favorable as the Company could have obtained from an unaffiliated third party.

Certain Relationships

  Pursuant to the terms of the Management Agreement, the Manager and its affiliates, including Pacific Income Advisors ("PIA"), agree on the allocation of mortgage securities between the Company and other accounts over which the Manager and its affiliates have control. Pursuant to such allocation, the Manager bases allocation decisions on the procedures the Manager considers fair and equitable, including, without limitation, such considerations as investment objectives, restrictions and time horizon, availability of cash and the amount of existing holdings. In some cases, some forms of pro rata allocations may be used and, in other cases, random allocation processes may be used. In other cases, neither may be used.

  Notwithstanding the foregoing, the aforementioned conflict may result in decisions or allocations of mortgage securities to affiliates of the Manager, including PIA, that are not in the best interests of the Company. In particular, it is possible that asset allocations made by the Manager could favor affiliates of the Manager, and the Company's operating income and distributions to stockholders could be materially and adversely affected.

  The Company is subject to additional conflicts of interest arising from its relationships with PIA and their officers, directors and affiliates. The Manager renders management services to the Company and is paid a management fee on a quarterly basis, resulting in a direct benefit to its owner, who is an officer and director of the Company. The Manager oversees the day-to-day operations of the Company pursuant to policies established by the Board of Directors and the authority delegated to the Manager under the Management Agreement. The Manager entered into an administrative services agreement with PIA upon the closing of the Company's initial public offering, pursuant to which PIA renders certain administrative services to the Manager. Such services include administrative, secretarial, data processing, operations and settlement, employee benefit and research services. The Manager and PIA determines the fee to be paid based upon what the parties believed such services are valued at if negotiated between unaffiliated third parties on an arms-length basis. Mr. McAdams, the Company's Chairman of the Board, President and Chief Executive Officer, and Heather Baines, a Company Executive Vice President, own beneficially all of the outstanding Common Stock of the Manager. Additionally, Mr. McAdams and Ms. Baines own beneficially 92.5 shares, representing 92.5% of the outstanding stock, of PIA, and Mr. McAdams and Ms. Baines are husband and wife. Additionally, the officers and employees of the Manager are also officers of the Company and officers and employees of PIA.

     RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS

  The Board of Directors, with the concurrence of the Audit Committee, has selected PricewaterhouseCoopers LLP ("PwC") to audit the accounts of the Company for its fiscal year ending December 31, 2000. The accountants for the fiscal year ended December 31, 1998 were McGladrey & Pullen, LLP
("McGladrey").

  On September 23, 1999, McGladrey resigned as independent auditors of the Company. McGladrey resigned pursuant to their agreement to sell their investment management practice to PwC. Three partners and twenty-two professionals, including the partner and staff previously serving the Company, have joined PwC. The report of McGladrey on the financial statements of the Company for 1998 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. The fiscal period ended December 31, 1998 was the Company's initial period of operation. During 1998 and subsequent interim period preceding the termination of McGladrey, there were no disagreements with McGladrey on any matter of accounting principle or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of McGladrey would have caused it to make reference to the subject matter of disagreement in connection with its report.

  None of the reportable events listed in Item 304 (a) (1) (v) of Regulation S-K occurred with respect to the Company during 1998 and the subsequent interim period preceding the termination of McGladrey. On September 20, 1999, the Company, with the approval of its Board of Directors and its Audit Committee, engaged PwC as its independent auditors. During 1998 and the subsequent interim period preceding the engagement of PwC, neither the Company nor anyone of its behalf consulted PwC regarding the application of accounting principles to a specified completed or contemplated transaction or the type of audit opinion that might be rendered on the Company's financial statements, and no written or oral advice concerning same was provided to the Company that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue.

  The Company has been advised by PwC that the firm has no relationship with the Company or its subsidiaries or affiliates other than that arising from the firm's engagement as auditors, tax advisors, and consultants. If the selection of PwC is not ratified by the affirmative vote of at least a majority of the shares casting votes on the matter at the meeting, or if prior to the Annual Meeting, PwC should decline to act or otherwise become incapable of acting, or if its employment should be otherwise discontinued by the Board of Directors, then in any such case the Board of Directors will appoint other independent auditors whose employment for any period subsequent to the 2000 Annual Meeting will be subject to ratification by the stockholders at the 2000 Annual Meeting. A representative of PwC will not be present in person at the Annual Meeting, but will be available via telephone conference to make a statement, if he or she so desires, and to respond to appropriate questions.

                                 OTHER MATTERS

  Management of the Company knows of no matters other than those referred to above to be voted upon at the Annual Meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

                                 MISCELLANEOUS

  The Company will bear the expense of this proxy solicitation. Directors officers and employees of the Company may solicit proxies by telephone or in person (but will receive no additional compensation for such solicitation). In addition, brokerage firms and other custodians, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies, and the Company will reimburse such brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of Common Stock of the Company.

                                 ANNUAL REPORT

  A copy of the Annual Report of the Company for the year ended December 31, 1999, including financial statements for the year then ended, is transmitted herewith.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

  Proposals of stockholders for consideration at the 2001 Annual Meeting of Stockholders must be received by the Company no later than the close of business December 29, 2000, in order to be included in the Company's proxy statement and proxy relating to that meeting.

                                          By Order of the Board of Directors

                                          /s/ Pamela J. Watson

                                          Pamela J. Watson
                                          Secretary

Dated: May 1, 2000

                       ANWORTH MORTGAGE ASSET CORPORATION
           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON JUNE 21, 2000
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Lloyd McAdams and Pamela J. Watson, or either of them, each with full power of substitution, as proxies of the undersigned to attend and act for the undersigned at the Annual Meeting of Stockholders of Anworth Mortgage Asset Corporation, a Maryland corporation, to be held at its offices, 1299 Ocean Avenue, Suite 200, Santa Monica, California 90401 on Wednesday, June 21, 2000 at 10:00 a.m., Pacific Time.

  1. Election of Directors
          [_] FOR all nominees listed below                   [_] WITHHOLD AUTHORITY
              (except as marked to the contrary below)            to vote for all the nominees listed below

                Lloyd McAdams . Joe E. Davis . Charles H. Black

  INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, WRITE THAT
               NOMINEE'S NAME IN THE SPACE PROVIDED BELOW

--------------------------------------------------------------------------------

  2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the year ending December 31, 2000.

    The Board of Directors recommends a vote FOR.
                 [_] FOR [_] AGAINST [_] ABSTAIN

  3. In their discretion, upon any and all such matters as may properly come before the meeting or any adjournment or postponement thereof.








  THIS PROXY WILL BE VOTED AS SPECIFIED, OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE THREE NOMINEES FOR ELECTION AND FOR PROPOSALS 2 AND 3.

                                                  (Please sign exactly as name
                                                  appears. When shares are
                                                  held by joint tenants, both
                                                  should sign. When signing as
                                                  attorney, as executor,
                                                  administrator, trustee or
                                                  guardian, please give full
                                                  title as such. If a
                                                  corporation, please sign in
                                                  full corporate name by
                                                  President or other
                                                  authorized officer. If a
                                                  partnership, please sign in
                                                  partnership name by
                                                  authorized person.)

                                                  _______________________, 2000
                                                  Date

                                                  _____________________________
                                                  Signature

                                                  _____________________________
                                                  Signature, if held jointly

    STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES